UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2016

ONE WORLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-13869	87-0429198
(Commission File Number)	(I.R.S. Employer Identification No.)

14515 Briarhills Parkway, Houston, Texas 77077
 (Address of principal executive offices)

(866) 440-1470
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 22, 2016, Tonner-One World Inc. ("TOW"), a newly created Texas corporation and wholly owned subsidiary of One World Holdings, Inc., a Nevada corporation (the "Company"), entered into an Agency Agreement (the "Agreement") with Firefly Consumer Products, Inc., of Arnold California ("Firefly").

By way of background, the Company created and formed TOW on January 20, 2016, for the purpose of taking initial steps to begin production of dolls under the combined Tonner-One World banner.  The Company has previously announced a merger agreement between Tonner Doll Company, Inc., a New York corporation ("Tonner") and the Company's wholly owned subsidiary, The One World Doll Project, Inc., a Texas corporation ("OWDP").  As the Company, Tonner, and OWDP continue due diligence and preparation of required financial information, the Company realized the need to take initial steps using the combined Tonner and One World names, prior to the completion of the planned merger, and to seek and enter into licensing agreements, marketing agreements and plans. The Company, Tonner, and OWDP intend to continue with the merger transaction following the completion of due diligence and the preparation of required financial information.  TOW sought to enter into the Agreement as one of the initial steps.

The Agreement

Pursuant to the Agreement, TOW appointed Firefly as its exclusive agent throughout the United States to solicit and negotiate license agreements with potential licensees regarding the Prettie Girls! Dolls and the Prettie Girls! Tween Scene Dolls (collectively, the "Dolls"), together with all related intellectual property including names, characters, designs, logos, graphics, trademarks, and other creative elements, images, and materials (collectively, the "Property").  The term of the Agreement runs from January 22, 2016, through January 22, 2017, and may be extended by mutual agreement. Additionally, if Firefly delivers at least three transactions during the initial year of the Agreement's term, the Agreement shall be extended for an additional two years, to run through January 22, 2019.

Pursuant to the Agreement, Firefly has the right to negotiate non-binding licensing proposals with respect to the Dolls and the Property, and to negotiate definitive licensing agreements, subject to the approval of TOW.  Firefly's obligations under the Agreement include:

-	Solicitation of potential licensees;
-	Negotiation of license agreements;
-	Supervision of license and distribution agreements;
-	Collection and distribution of licensing revenues;
-	Submission of royalty reports; and
-	Marketing and merchandising consultation.

For providing these services, Firefly is entitled to receive an Agency Fee, calculated as follows:

-	With respect to licensing deals signed after the date of the Agreement, a fee equal to 35% of all advances, guarantees, and royalties earned; and
-	With respect to endorsement deals, a fee equal to 15% of all monies earned.

Pursuant to the Agreement, Firefly is solely responsible for all costs and expenses incurred in connection with providing the services described above, unless agreed to in advance in writing by TOW.

TOW has the right, but not the obligation, to terminate the Agreement upon certain conditions, including any of the following:

-	A breach by Firefly of any of its undertakings, representations, warranties, or obligations under the Agreement, which has not been remedied within 10 days of written notice by TOW;
-	Firefly becomes bankrupt or becomes unable to pay its debts; or
-	Firefily abandons or announces that it intends to abandon providing the services under the Agreement.

Pursuant to the Agreement, all of the licensed rights, property, intellectual property, and any related rights will belong exclusively to TOW rather than to Firefly, as will any derivative works, including any modifications, alterations, or other changes to the property of TOW.

Pursuant to the Agreement, Firefly is required to keep complete and accurate books of account and records of expenses and transactions. TOW has the right to examine, audit, and copy the books and records, and this right survives the termination of the Agreement and for two years beyond termination.

The foregoing description of the Agreement is qualified in its entirety with reference to the entire agreement, which has been filed as Exhibit 99.1 attached hereto.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits
Exhibit No.                          Exhibit
99.1	Agency Agreement
99.2	Press Release dated January 26, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 28, 2015

ONE WORLD HOLDINGS, INC.

By:	/s/ Corinda Joanne Melton
Corinda Joanne Melton
Chief Executive Officer and Director